EXHIBIT 99.1

Technical Career Institutes, Inc. and Subsidiary
(a wholly-owned subsidiary of East Coast Training Services of Delaware, Inc.)
Consolidated Balance Sheets

	June 30,	September 30,
	2005	2004
Assets:	(unaudited)
Current assets:
Cash and cash equivalents	$1,808,805	$3,782,838
Student accounts receivables, net	7,724,624	10,629,238
Prepaid expenses and other	1,537,461	1,979,832
Other receivables	55,299	0
Total current assets	11,126,189	16,391,908

Property and equipment, net	927,819	1,289,988

Goodwill and intangibles, net	528,587	580,149
Other	1,582,631	1,699,610

Total assets	$14,165,226	$19,961,655

Liabilities and stockholder's equity:
Current liabilities:
Accounts payable and accrued expenses	$4,937,096	$4,385,578
Deferred tuition revenue	4,330,035	10,919,815
Total liabilities	9,267,131	15,305,393

Stockholder's equity:
Common stock	102,189	102,189
Retained earnings	29,548,573	27,522,923
	29,650,762	27,625,112
Due from affiliates	(24,752,667)	(22,968,850)
Total stockholder's equity	4,898,095	4,656,262

Total liabilities and stockholder's equity	$14,165,226	$19,961,655

See notes to consolidated financial statements.

Technical Career Institutes, Inc. and Subsidiary
(a wholly-owned subsidiary of East Coast Training Services of Delaware, Inc.)
Consolidated Statement of Income
Nine months ended June 30, 2005 and 2004

	2005	2004
	(unaudited)

Net revenue	$28,174,000	$27,433,000
Other income	118,000	127,000

Total revenue	28,292,000	27,560,000

Operating expenses:
Cost of revenue	9,861,000	9,563,000
Selling, general and administrative	14,812,000	15,096,000

Total operating expenses	24,673,000	24,659,000

Income from operations	3,619,000	2,901,000

Other income (expense):
Interest and financing costs	(12,000)	(25,000)
Interest income	76,000	85,000

Income before income taxes	3,683,000	2,961,000

Income tax expense	1,657,350	1,332,450

Net income	$2,025,650	$1,628,550

See notes to consolidated financial statements.

Technical Career Institutes, Inc. and Subsidiary
(a wholly-owned subsidiary of East Coast Training Services of Delaware, Inc.)
Consolidated Statements of Cash Flows
For the nine months ended June 30, 2005 and 2004

	2005	2004
	(unaudited)

Cash flows from operating activities:
Net income	$2,025,650	$1,628,550
Adjustments to reconcile net profit to net cash used in operating activities:
Depreciation and amortization	484,919	541,839
Changes in operating assets and liabilities:
Decrease/(Increase) in accounts receivable	2,904,614	(1,671,558)
Decrease/(Increase) in prepaid expenses	442,371	(44,541)
Increase in other receivables	(55,299)	0
Increase in other non-current assets	116,979	246,648
Increase in accounts payable and accrued expenses	551,518	925,694
Decrease in deferred tuition	(6,589,780)	(5,574,648)

Net cash used in operating activities	(119,028)	(3,948,016)

Cash flows from investing activities:
Purchase of property and equipment	(71,188)	(145,342)
Increase in due from affiliates, net	(1,783,817)	(2,278,695)

Net used in investing activities	(1,855,005)	(2,424,037)

Decrease in cash and cash equivalents	(1,974,033)	(6,372,053)

Cash and cash equivalents, beginning of period	3,782,838	7,616,329

Cash and cash equivalents, end of period	$1,808,805	$1,244,276

See notes to consolidated financial statements.